As filed with the Securities and Exchange Commission on December 10, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SEMILEDS CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	20-2735523
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3F, No. 11 Ke Jung Rd., Chu-Nan Site,

Hsinchu Science Park, Chu-Nan 350,

Miao-Li County, Taiwan, R.O.C.

(Address of Principal Executive Offices)

2005 Equity Incentive Plan

2010 Equity Incentive Plan

(Full title of the plans)

National Corporate Research Ltd.

Process Agent

615 South DuPont Highway

Dover, DE 19901

(Name and address of agent for service)

1-(800)-483-1140

(Telephone number, including area code, of agent for service)

Copy to:

Mark J. Lee

Thomas H. Tobiason

Harold M. Yu

Orrick, Herrington & Sutcliffe LLP

43/F., Gloucester Tower, The Landmark

15 Queen’s Road Central,

Hong Kong

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

(Calculation of Registration Fee on following page)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Options and Rights to purchase Common Stock
— Under the 2005 Equity Incentive Plan	440,495	N/A	N/A	N/A
— Under the 2010 Equity Incentive Plan	2,714,285	N/A	N/A	N/A
Common Stock, par value $0.0000056 per share
— Under the 2005 Equity Incentive Plan	440,495	$1.11 (2)	$488,949.45 (2)	$35
— Under the 2010 Equity Incentive Plan	2,714,285	$17.00 (3)	$46,142,845.00 (3)	$3,290
Aggregate Registration Fee				$3,325

(1)

Pursuant to Rule 416 under the Securities Act of 1933 as amended, this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Registrant’s 2005 Equity Incentive Plan and 2010 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price of $1.11 per share represents the weighted average exercise price for outstanding options.

(3)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee on the basis of $17.00, the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated December 8, 2010 relating to its initial public offering.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

The information called for in Part I of Form S-8 is not being filed with or included with this Registration Statement on  Form S-8 (the “Registration Statement”), by incorporation by reference or otherwise, in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                           Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a) Prospectus filed on December 9, 2010 pursuant to Rule 424(b)(1) of the Securities Act (File No. 333-168624), which contains audited consolidated financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of Registrant’s Capital Stock contained in Registrant’s registration statement on Form 8-A, filed on December 2, 2010 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.                    Description of Securities.

Not applicable.

Item 5.                    Interests of Names Experts and Counsel.

Not applicable.

Item 6.                                                           Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the corporation. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.  The Registrant’s restated certificate of incorporation to be in effect upon the completion of this offering provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws to be in effect upon the completion of this offering provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.

In connection with the Registrant’s initial public offering, the Registrant will obtain liability insurance for the Registrant’s directors and officers. Such insurance would be available to the Registrant’s directors and officers in accordance with its terms.

In addition, the Registrant has entered into indemnification agreements with its directors, officers and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.                                                           Exemption from Registration Claimed.

Not Applicable.

Item 8.                                                           Exhibits.

Exhibit Number
4.1

Form of Restated Certificate of Incorporation of SemiLEDs Corporation (Incorporated herein by reference to Registrant’s Registration Statement on Form S-1/A (File No. 333-168624, Exhibit 3.1(c)) filed with the Commission on November 22, 2010)

4.2

Amended and Restated Bylaws of SemiLEDs Corporation (Incorporated herein by reference to Registrant’s Registration Statement on Form S-1/A (File No. 333-168624, Exhibit 3.2(b)) filed with the Commission on November 22, 2010)

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm
23.2	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on page 5)
99.1

SemiLEDs Corporation 2005 Equity Incentive Plan (amended March 1, 2010) (Incorporated herein by reference to Registrant’s Registration Statement on Form S-1/A (File No. 333-168624, Exhibit 10.1) filed with the Commission on August 6, 2010)

99.2

SemiLEDs Corporation 2010 Equity Incentive Plan (Incorporated herein by reference to Registrant’s Registration Statement on Form S-1/A (File No. 333-168624, Exhibit 10.2) filed with the Commission on November 12, 2010)

99.3

Form of Option Agreement for the 2010 Equity Incentive Plan (Incorporated herein by reference to Registrant’s Registration Statement on Form S-1/A (File No. 333-168624, Exhibit 10.10) filed with the Commission on November 16, 2010)

Item 9.                    Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than

20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hsinchu, Taiwan, on December 10, 2010.

SEMILEDS CORPORATION

By:	/s/ Trung T. Doan
Trung T. Doan Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Trung T. Doan and David Young and each of them, his true and lawful attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Trung T. Doan	Chairman and Chief Executive Officer (Principal Executive Officer)	December 10, 2010
Trung T. Doan

/s/ Dr. Anh Chuong Tran	President, Chief Operating Officer and Director	December 10, 2010
Dr. Anh Chuong Tran

/s/ David Young	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 10, 2010
David Young

/s/ Richard P. Beck	Director	December 10, 2010
Richard P. Beck

/s/ Richard S. Hill	Director	December 10, 2010
Richard S. Hill

/s/ Mark Johnson	Director	December 10, 2010
Mark Johnson

/s/ Dr. Jack Lau	Director	December 10, 2010
Dr. Jack Lau

/s/ Scott R. Simplot	Director	December 10, 2010
Scott R. Simplot